UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2015

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2015, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved the terms of the Company’s 2015 Management Incentive Plan (the “2015 MIP”) and a new Long-Term Incentive Policy (the “LTIP”). The 2015 MIP and LTIP had previously been approved by the Compensation Committee of the Board (the “Committee”). The 2015 MIP provides for annual incentive cash bonus opportunities for the Company’s senior management, including the Company’s principal executive officer, principal financial officer and other named executive officers (the “NEOs”). The LTIP provides for annual long-term incentive equity awards for the Company’s senior management, including the NEOs.

2015 Management Incentive Plan

Pursuant to the 2015 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based on the Company’s achievement of certain financial objectives. For 2015, specific financial objectives were established for consolidated revenues and operating income. These objectives would, if achieved, represent improvement from the Company’s financial performance in 2015. These objectives will each be weighted at 50% in determining the pool funding amount.

Under the 2015 MIP, Threshold, Target, High and Breakthrough performance levels have been established for each of the financial objectives to be used to fund the bonus pool. The Threshold levels represent improved performance over the Company’s actual financial results for 2014, including at least a breakeven or positive operating income. The Target levels reflect the Company’s annual budget or operating plan for 2015. The High and Breakthrough performance levels represent performance that exceeds the Company’s 2015 operating plan.

Subject to Board approval, adjustments to the financial objectives may be made, where deemed appropriate, to reflect unexpected events, circumstances or market conditions.

Funding of the Bonus Pool

If the Company meets the Target performance levels for each of the objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants in the 2015 MIP, which currently is approximately $2.4 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.2 million. If the High performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.6 million. If the Company achieves a Breakthrough performance level, the pool can be funded up to 200% of the aggregate target bonuses or approximately $4.8 million.

Performance below Threshold will accrue no bonus pool funding for the applicable objectives. Performance between Threshold and Target, and between Target and High performance levels, will result in pro-rated funding on a linear basis for the applicable objectives. There will be no pro-rated funding for achievement above the High performance levels.

The Committee and the Board have the discretion to approve bonus pool funding less than or in excess of amounts generated by the formula set forth in the 2015 MIP; provided that any such discretionary adjustments to pool funding shall be limited to +/- 10% of the pool amount otherwise determined by the plan’s self-funding formula.

Payments from the Bonus Pool

Specific bonus payments from the pool to the Company’s senior management (other than the Chief Executive Officer (“CEO”) and Chief Financial Officer/Chief Operating Officer (“CFO/COO”)) will generally depend on an evaluation of the participant’s achievement of individual performance objectives for 2015. Bonus payments for the CEO and CFO/COO will be based on an assessment of the Company’s overall performance. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. These targets were established with input from an independent executive compensation consultant engaged by the Committee, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)

President and CEO	70%
CFO/COO	50%
Executive Vice President	40%
Senior Vice President	35%

Based on an assessment of performance, as described above, bonus payments of up to 150% of the participant’s target percentage may be awarded. Awards may be adjusted on a pro rata basis as determined in the Committee’s or Board’s discretion to the extent any participant is employed for only a portion of the year.

The Committee recommends for Board approval any bonus awards for the CEO and CFO/COO. The CEO recommends individual awards for the other executive officers for approval by the Committee. The Committee and the Board shall have the right, in their sole discretion, to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board. All bonus awards under the 2015 MIP are subject to the Company’s Compensation Recoupment Policy.

Amended Long Term Incentive Policy

The purpose of the LTIP is to establish a framework for granting annual incentive equity awards to the Company’s senior management (including the NEOs) that are performance-based and competitive in the marketplace. In addition, awards under the LTIP are intended to help align the actions of management with the interests of our stockholders.

Equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	A periodic assessment of practices of comparable companies.

•	Organizational level of the executive.

•	Performance of the executive.

•	Relative contribution of the executive to the organization.

•	History of the executive’s equity awards with the Company

•	Other factors that the President/CEO, the Committee and/or the Board deem important.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year. The performance of the CEO and CFO/COO is evaluated against the Company’s overall performance for the year. A fully satisfactory or “Meets Requirements” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis in the discretion of the Committee and/or the Board.

Value of Awards

The value of an equity award is initially calculated as a percentage of the participant’s annual base salary based on performance during the applicable year. The following guidelines are used to determine the size of awards for the NEOs:

	Award as a % of Annual Base Salary
Title	Lower End	Target	Maximum

President and CEO	150%	200%	250%
CFO/COO	90%	125%	160%
Executive Vice President	75%	100%	125%
Senior Vice President	55%	75%	95%

The ranges of percentages set forth above reflect levels that the Committee believes represent an appropriate long-term incentive compensation value for each executive. These ranges were developed from a competitive assessment of long-term incentive awards at peer group companies developed by the Committee in consultation with an independent compensation consultant.

Once the aggregate dollar value of an award is established by applying the appropriate percentage to a participant’s base salary, the award is converted into shares based on a valuation of the restricted stock as of the date of grant. Restricted stock is valued based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market. Fractional shares are rounded up to the next whole share.

Structure of Awards

Annual awards to the NEOs will consist of fifty percent (50%) performance-vested restricted stock and fifty percent (50%) time-vested restricted stock. The performance-vested portion will vest only if (i) the participant remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Committee and/or Board are met. Notwithstanding the foregoing, if any performance criteria is for a period less than the three years required for vesting (e.g. for a single fiscal year), and such criteria is met while the participant is still employed, the participant shall vest in a pro-rata amount of the performance-vested portion of the award corresponding to the period covered by such criteria if the participant’s employment is terminated by the Company without cause prior to the third anniversary of the grant date. The time-vested portion of each annual award will vest in equal annual installments over the three year period following the grant date, subject to the recipient’s continued employment by the Company.

Vesting of NEO awards will be accelerated upon a change of control or in the event of the death or disability of the participant (with performance-vested restricted stock vesting at target or pro-forma performance levels if the termination event occurs prior to the end of a performance period or at actual levels when a performance measure has already been met, as determined by the Committee or Board) and shall otherwise be subject to the terms of applicable employment agreements and the Company’s standard terms and conditions for equity awards.

Timing of Awards

The first awards to NEOs structured as described above are expected to be made in early 2016 (i.e., late January or early February) based on performance during 2015 (the “2016 Awards”). For the portion of each 2016 Award consisting of performance-vested restricted stock, one-half of that portion shall be earned based on achievement of a compound annual growth target for consolidated net revenue for the three fiscal year period 2016-2018 and the remaining half shall be earned based on achievement of annual consolidated earnings per share targets for each fiscal year from 2016-2018. The performance targets shall be determined by the Committee and/or Board prior to the award grant date or the applicable annual performance period. Notwithstanding the foregoing, the Committee and/or Board retain discretion to select different performance targets for the 2016 Awards and different types of performance targets for any awards made after 2016.

Other Terms

Awards may be adjusted on a pro rata basis to the extent an employee is employed for only a portion of a year. The CEO will recommend individual awards for all participants (other than himself) to the Committee based on the factors described above. The Committee will evaluate the performance of the CEO and the CFO/COO and recommend for Board approval appropriate awards in accordance with the LTIP and such evaluation. All awards are discretionary and the Committee and Board may approve or disapprove any recommended award, in whole or in part, and may approve awards within or outside of the ranges indicated above, in their sole discretion, based on circumstances occurring at the time of the award and other factors. Awards may also be proportionately adjusted if necessary to reflect burn rate limits, overhang targets or other similar restrictions. All awards under the LTIP are subject to the Company’s Compensation Recoupment Policy.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The following is a summary of the items considered by stockholders and the corresponding voting results at the OraSure Technologies, Inc. Annual Meeting of Stockholders held on May 11, 2015:

Item 1 – Election of Class III Directors for Terms Expiring at the 2018 Annual Meeting of Stockholders.

Nominee	Votes For	Votes Withheld	Broker Non-Votes

Michael Celano	39,728,626	765,435	9,869,216
Douglas A. Michels	39,527,927	966,134	9,869,216
Charles W. Patrick	39,727,930	766,131	9,869,216

Item 2 – Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2015.

Votes For	Votes Withheld	Broker Non-Votes

49,897,852	448,485	16,940

Item 3 – Non-Binding Advisory Resolution Approving the Company’s Executive Compensation.

Votes For	Votes Against	Abstentions	Broker Non-Votes

22,008,537	18,392,050	93,474	9,869,216

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: May 14, 2015	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary